FIFTH AMENDMENT TO AMENDED AND
                         RESTATED LOAN AGREEMENT


               This FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment") is being entered into as of the 31st day of October, 1994, by and among PETROLEUM HELICOPTERS, INC., a Louisiana corporation (successor by merger to Petroleum Helicopters, Inc., a Delaware corporation) (the "Company"), NATIONSBANK OF TEXAS, N.A. a national banking association ("NationsBank"), WHITNEY NATIONAL BANK a national banking association ("Whitney"), FIRST NATIONAL BANK OF COMMERCE, a national banking association ("FNBC", and together with NationsBank and Whitney, being hereinafter referred to collectively as the "Banks"), and NationsBank as agent for the Banks (in such capacity, the Agent").

                         PRELIMINARY STATEMENTS

               (1) The Company, the Banks, and the Agent have entered into that certain Amended and Restated Loan Agreement, originally made as of January 31, 1986, as amended and restated in its entirety as of July 9, 1993, and as further amended by that certain First Amendment to Amended and Restated Loan Agreement, dated as of October 31, 1993, that certain Second Amendment to Amended and Restated Loan Agreement, dated as of April 15, 1994, that certain Third Amendment to Amended and Restated Loan Agreement, dated as of July 31, 1994, and that certain Fourth Amendment and Limited Waiver to Amended and Restated Loan Agreement, dated as of October 25, 1994 (such Loan Agreement, as amended and restated as aforesaid and as the same may be further amended from time to time, being hereinafter referred to as the Loan Agreement"). Terms used herein, unless otherwise defined herein, shall have the meanings set forth in the Loan Agreement.

               (2) In exchange for an advantageous restructuring of lease arrangements between the Company and Fleet Credit Corporation, ("Fleet"), Fleet has requested that the Company grant Fleet a Lien on one Aviation Unit with a value equal to or less than $950,000 and which does not constitute a portion of the Aircraft.

               (3) The Company, the Banks, and the Agent now wish to amend the Loan Agreement to provide, among other things, that the contemplated Lien in favor of Fleet be a Permitted Lien, as well as to provide for the extension of the Revolving Credit Termination Date to October 31, 1996, the extension of the Conversion Date to October 31, 1996, the extension of the Capital Loan Termination Date to October 31, 2001, and the modification of the Applicable Prime Rate and the LIBOR Margin.

               NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Banks, and the Agent hereby agree as follows:

               1. Section 1.01 of the Loan Agreement is hereby amended by deleting the definition of "Applicable Prime Rate" therein in its entirety, and replacing said definition with the following definition:

               "Applicable Prime Rate" shall mean in respect of any Prime Rate Borrowing a fluctuating rate per annum (based on a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the sum of the Prime Rate plus (i) 0.25% per annum for so long as the Leverage Ratio is greater than 5.25, or (ii) 0% per annum for so long as the Leverage Ratio less than or equal to 5.25.

               2. Section 1.01 of the Loan Agreement is hereby further amended by deleting the date October 31, 1995 from the definition of "Conversion Date" therein and replacing said date with the date October 31, 1996.

               3. Section 1.01 of the Loan Agreement is hereby further amended by deleting the definition of "LIBOR Margin" therein in its entirety and replacing said definition with the following definition:

               "LIBOR Margin" means a rate per annum equal to (i) 2.50% per annum for so long as the Leverage Ratio is greater than 5.25, (ii) 2.25% per annum for so long as the Leverage Ratio is greater than 4.75 but less than or equal to 5.25, or (iii) 2.00% for so long as the Leverage Ratio is less than or equal to 4.75.

               4. Section 2.01 of the Loan Agreement is hereby amended by deleting the date October 31, 2000, in subsection (b) thereof and replacing said date with the date October 31, 2001.

               5. Section 2.02 of the Loan Agreement is hereby amended by deleting the date October 31, 1995, in subsection (a) thereof and replacing said date with the date October 31, 1996.

               6. Section 8.05 of the Loan Agreement is hereby amended by (i) deleting the word "and" at the end of subsection (f) thereof; (ii) deleting the period at the end of subsection (g) thereof and replacing said period with a semi-colon followed by the word "and"; and (iii) by adding the following subsection immediately after subsection (g) therein:

          (h) a lien in favor of Fleet Credit Corporation, solely with respect to a single Aviation Unit to be identified by the Company to the Agent on or before December 31, 1994, not constituting a portion of the Aircraft, provided, however, that the value of said Aviation Unit, including its engine, shall not exceed $950,000, said value to be determined in the manner provided herein for the determination of "Appraised Value," notwithstanding that the subject Aviation Unit does not constitute a portion of the Aircraft.

               7. Exhibit A to the Loan Agreement is hereby amended by deleting said exhibit in its entirety and replacing said exhibit with Exhibit A attached hereto.

               8. Exhibit B to the Loan Agreement is hereby amended by deleting said exhibit in its entirety and replacing said exhibit with Exhibit B attached hereto.

               9. Each reference in the Loan Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby. Unless otherwise indicated, terms used in this Amendment have the same meanings herein as in the Loan Agreement.

               10. The Loan Agreement, as hereby amended, is in all respects ratified and confirmed, and all of the rights and powers created thereby or thereunder shall be and remain in full force and effect.

               11. The Company hereby represents that (a) after giving effect to the amendments contemplated herein, the representations and warranties contained in the Loan Agreement, the Notes, the Security Documents, and any other documents or instruments executed in connection with the Loan Agreement (collectively, the "Loan Documents") are true and correct on and as of the date hereof as though made on and as of such date, (b) upon execution of this Amendment, the Company will not be in default in the due performance of any covenant on its part in the Loan Documents, and (c) no Default or Event of Default has occurred and is continuing or is imminent.

               12.  The Company acknowledges, confirms, and
warrants that the Security Documents and any other security instruments executed at any time in connection with the Loan
Agreement continue to secure, inter alia, the payment of all indebtedness at any time created pursuant to the Loan Agreement, as hereby amended.

               13. This Amendment will be effective upon (i) the Company's delivery to the Agent, for the account of the Banks, of the following items:

     (a) a counterpart of this Amendment executed by the Company;

     (b) opinions of counsel to the Company in form and substance acceptable to the Banks (it being agreed that such opinions, insofar as they address the enforceability of this Amendment or the Notes to be delivered in connection herewith, may be conditioned upon approval thereof by the Board of Directors of the Company);

     (c) three original Capital Loan Notes, each dated as of the date hereof, in substantially the form of Exhibit A attached hereto with the blanks appropriately filled, payable to the order of the Banks, and the face amount of each Bank's Ratable Share of the Capital Loan Commitment, respectively, and each executed by the Company, and

     (d) three original Revolving Credit Notes, each dated as of the date hereof, in substantially the form of Exhibit B attached hereto with the blanks appropriately filled, payable to the order of the Banks, and in the face amount of each Bank's Ratable Share of the Revolving Credit Commitment, respectively, and each executed by the Company; and

(ii) the delivery to the Agent of counterparts of this Amendment executed by each of the Banks, provided, however, that Paragraphs 1, 2, 3, 4, 5, 7 and 8 of this Amendment will become ineffective in all respects, such ineffectiveness to be retroactive to October 31, 1994, unless the Company delivers to the Agent, for the account of the Banks, an Officer's Certificate of the Company with directors' resolutions ratifying this Amendment and the transactions contemplated by this Amendment attached, in form and substance acceptable to the Banks, on or before January 15, 1995.

               14. The Company agrees to do, execute, acknowledge, and deliver, all and every such further acts and instruments as the Agent may request for the better assuring and confirming unto the Agent and the Banks all and singular the rights granted or intended to be granted hereby or hereunder.

               15.  The Company agrees to pay on demand all
reasonable costs and expenses of the Banks in connection with the preparation, reproduction, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of counsel for the Banks, and with respect to advising each Bank as to its rights and responsibilities under the Loan Agreement, as hereby amended). In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, filing, or recording of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

               16. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

               17.  This Amendment shall be governed by and
construed in accordance with the laws of the State of Texas and shall be binding upon the Company, the Agent, and the Banks and their respective successors and assigns.

               18. FINAL AGREEMENT. THIS AMENDMENT, TOGETHER WITH THE LOAN AGREEMENT, EACH NOTE. THE COLLATERAL MORTGAGE NOTE (PARTS). EACH SECURITY DOCUMENT AND ALL OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH. REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

               THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE
PARTIES.